UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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LOUDCLOUD, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 24, 2002

Dear Stockholder:

We are pleased to invite you to attend the 2002 Annual Meeting of Stockholders of Loudcloud, Inc. on Tuesday, June 25, 2002 to be held at the Four Points Sheraton Sunnyvale, 1250 Lakeside Drive, Sunnyvale, California beginning at 9:30 a.m. local time.

Enclosed are the Notice of Annual Meeting of Stockholders and the Proxy Statement describing the business that will be acted upon at the annual meeting. Please vote on each of the business items to come before the meeting, as it is important that your shares are represented. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided.

We have also enclosed a copy of Loudcloud’s Annual Report on Form 10-K. We encourage you to read the Annual Report on Form 10-K, which includes information on our operations, markets, services and goals, as well as our audited financial statements for the fiscal year ended January 31, 2002.

We look forward to seeing you at the annual meeting.

Sincerely,

Marc L. Andreessen Chairman of the Board	Benjamin A. Horowitz President and CEO

599 N. Mathilda Avenue | Sunnyvale, CA 94085 | 408 744-7300 | fax 408 744-7379 | www.loudcloud.com

LOUDCLOUD, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 25, 2002

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Loudcloud, Inc., a Delaware corporation, will be held on June 25, 2002, at 9:30 a.m. local time, at the Four Points Sheraton Sunnyvale located at 1250 Lakeside Drive, Sunnyvale, California for the following purposes:

1.  To elect two (2) directors to serve until the 2005 annual meeting of stockholders or until their successors are duly elected and qualified;

2.  To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending January 31, 2003; and

3.  To transact such other business as may properly come before the Annual Meeting or before any adjournments thereof, including any motion to adjourn to a later date to permit further solicitation of proxies if necessary.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on May 10, 2002 are entitled to notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,

Jordan J. Breslow General Counsel and Secretary

Sunnyvale, California
May 24, 2002

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN,
DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED
POSTAGE-PREPAID ENVELOPE.

LOUDCLOUD, INC.

PROXY STATEMENT FOR 2002
ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of Loudcloud, Inc., a Delaware corporation (“Loudcloud”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 25, 2002 at 9:30 a.m. local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Four Points Sheraton Sunnyvale located at 1250 Lakeside Drive, Sunnyvale, California. Our principal executive offices are located at 599 N. Mathilda Avenue, Sunnyvale, California 94085, and our telephone number at that location is (408) 744-7300.

These proxy solicitation materials and the Annual Report on Form 10-K for the fiscal year ended January 31, 2002, including financial statements, were first mailed on or about May 24, 2002 to all stockholders entitled to vote at the meeting.

Record Date; Outstanding Shares

Stockholders of record at the close of business on May 10, 2002 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Loudcloud has one series of shares outstanding, designated common stock, $0.001 par value per share. As of the Record Date, 76,270,290 shares of our common stock were issued and outstanding and held of record by approximately 506 stockholders. As of the Record Date, no shares of our preferred stock were outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (a) delivering to Loudcloud (Attention: Jordan J. Breslow, General Counsel and Secretary) a written notice of revocation or a duly executed proxy bearing a later date or (b) attending the meeting and voting in person.

Voting

Each stockholder is entitled to one vote for each share held.

Solicitation of Proxies

This solicitation of proxies is made by Loudcloud, and all related costs will be borne by Loudcloud. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

Quorum; Abstentions; Broker Non-votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”), who will be an employee of Loudcloud’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law and Loudcloud’s bylaws for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote present or represented by proxy at the meeting.

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for (i) the election of the nominees for directors set forth herein; (ii) the ratification of Ernst & Young LLP as independent auditors for the fiscal year ending January 31, 2003; and (iii) upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Shares that are voted “FOR,” “AGAINST” or “WITHHELD” are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to a matter will also be treated as shares entitled to vote (the “Votes Cast”) with respect to such matter.

While no definitive statutory or case law authority exists in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of Loudcloud’s bylaws and the proxy rules established by the Securities and Exchange Commission (the “Commission”). Proposals of stockholders of Loudcloud that are intended to be presented by such stockholders at our 2003 annual meeting of stockholders must be received by Loudcloud no later than one hundred twenty (120) days prior to that date in 2003 that corresponds to the date on which this Proxy Statement was mailed to stockholders in connection with this year’s Annual Meeting in order that they may be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting. Assuming a mailing date of May 24, 2002, the deadline for stockholder proposals for next year’s annual meeting will be January 24, 2003.

In the event that the date of next year’s annual meeting is changed by more than thirty (30) days from the date of this year’s Annual Meeting, to be timely, notice by a stockholder must be received no later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting and ten (10) calendar days following the date on which public announcement of the date of next year’s annual meeting is made. A stockholder’s notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on Loudcloud’s books, of the stockholder proposing such business; (iii) the class and number of shares of Loudcloud’s stock that are beneficially owned by the stockholder; (iv) any material interest of the stockholder in such business; and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The attached Proxy Card grants the proxy holders discretionary authority to vote on any matter raised at this year’s Annual Meeting. For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at next year’s annual meeting, Commission rules permit management to vote proxies in its discretion if (a) Loudcloud receives notice before the close of business on January 24, 2003 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter or (b) Loudcloud does not receive notice of the proposal prior to the close of business on January 24, 2003.

All submissions to, or requests from, the Secretary of Loudcloud should be made to our principal executive offices at 599 N. Mathilda Avenue, Sunnyvale, California 94085 (Attention: Jordan J. Breslow, General Counsel and Secretary).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of common stock as of May 10, 2002, by: (i) each of our executive officers; (ii) each of our directors and the nominees for directors; (iii) each person or entity known to us to own beneficially more than five percent of our common stock; and (iv) all executive officers and directors as a group. Unless otherwise indicated, the address for the stockholders holding more than five percent of our common stock is c/o Loudcloud, Inc., 599 N. Mathilda Avenue, Sunnyvale, California 94085.

Name and Address of Beneficial Owner	Total Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(2)
Directors and Executive Officers:
Marc L. Andreessen(3)	10,694,950	14.0%
Benjamin A. Horowitz(4)	4,502,342	5.9
Timothy A. Howes(5)	3,696,923	4.8
Roderick M. Sherwood III(6)	974,107	1.3
John L. O’Farrell(7)	208,595	*
Shellye L. Archambeau(8)	293,551	*
James T. Dimitriou(9)	311,884	*
William V. Campbell(10)	97,916	*
Michael S. Ovitz(11)	321,528	*
Andrew S. Rachleff(12)	8,735,803	11.5
All directors and executive officers as a group(10 persons)(13)	29,837,599	38.5

Other Stockholders:
In Sik Rhee(14)	3,921,305	5.1
Entities affiliated with Benchmark Capital(15) 2480 Sand Hill Road, Suite 200 Menlo Park, CA 94025	7,956,627	10.4
Entities affiliated with Amerindo Investments Advisors, Inc.(16) 601 South Figueroa Street, Suite 2400 Los Angeles, CA 90017	6,013,726	7.9

*	Represents less than one percent of our outstanding stock.
(1)
Beneficial ownership is determined in accordance with the rules and regulations of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 10, 2002 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder’s name.

(2)	Applicable percentage ownership is based on 76,270,290 shares of common stock outstanding as of May 10, 2002.
(3)
Represents 9,110,899 shares held by Michael G. Mohr or Marc L. Andreessen (Trustees), Andreessen 1996 Living Trust, 1,438,000 shares held by the 1996 Andreessen Charitable Remainder Trust, Michael G. Mohr or Marc L. Andreessen (Trustees) and includes 146,051 shares issuable upon exercise of outstanding options held by Mr. Andreessen exercisable within 60 days of May 10, 2002.

(4)
Represents 3,873,453 shares held by Mr. Horowitz individually and 285,000 shares held by the Horowitz Family Limited Partnership. Includes 1,353,334 shares subject to Loudcloud’s right of repurchase as of May 10, 2002 and 343,889 shares issuable upon exercise of outstanding options held by Mr. Horowitz exercisable within 60 days of May 10, 2002.

(5)
Includes 1,219,167 shares subject to Loudcloud’s right of repurchase as of May 10, 2002 and 4,384 shares issuable upon exercise of outstanding options held by Dr. Howes exercisable within 60 days of May 10, 2002.

(6)
Represents 760,301 shares held by Mr. Sherwood individually, 46,949 shares held by Roderick M. Sherwood III & Gretchen W. Sherwood jointly and 71,848 shares held by Gretchen W. Sherwood. Includes 467,941 shares subject to Loudcloud’s right of repurchase as of May 10, 2002 and 95,009 shares issuable upon exercise of outstanding options held by Mr. Sherwood exercisable within 60 days of May 10, 2002.

(7)	Represents 2,754 shares held by Mr. O’Farrell individually and includes 205,841 shares issuable upon exercise of outstanding options held by Mr. O’Farrell exercisable within 60 days of May 10, 2002.
(8)
Represents 22,649 shares held by Ms. Archambeau individually and includes 270,902 shares issuable upon exercise of outstanding options held by Ms. Archambeau exercisable within 60 days of May 10, 2002.

(9)
Represents 201,250 shares held by Mr. Dimitriou individually. Includes 100,000 shares subject to Loudcloud’s right of repurchase as of May 10, 2002 and 110,634 shares issuable upon exercise of outstanding options held by Mr. Dimitriou exercisable within 60 days of May 10, 2002.

(10)	Represents 75,000 shares held by Mr. Campbell individually and includes 22,916 shares issuable upon exercise of outstanding options held by Mr. Campbell exercisable within 60 days of May 10, 2002.
(11)
Represents 186,112 shares held by CKEI, LLC a California limited liability company controlled by Mr. Ovitz and 100,000 shares held Mr. Ovitz individually. Includes 35,416 shares issuable upon exercise of outstanding options held by Mr. Ovitz exercisable within 60 days of May 10, 2002.

(12)
Represents 779,176 shares held by the Rachleff Family Revocable Trust and 7,956,627 shares held by Benchmark Capital Management Co. IV, L.L.C., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., and Benchmark Founders’ Fund IV-B, L.P. Mr. Rachleff is a Managing Member of Benchmark Capital Management Co. IV, L.L.C., the general partner of Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P. and Benchmark Founders’ Fund IV-B, L.P. Mr. Rachleff disclaims beneficial ownership of the shares held by Benchmark, except to the extent of his pecuniary interest in the Benchmark funds. Information is based on the Schedule 13G filed with the Commission on or about February 13, 2002 by Benchmark Capital Management Co. IV, L.L.C. and related entities and individuals.

(13)
Includes 3,140,442 shares subject to Loudcloud’s right of repurchase as of May 10, 2002 and includes 1,235,042 shares issuable upon exercise of outstanding options held by all directors and executive officers as a group exercisable within 60 days of May 10, 2002.

(14)
Represents 3,666,921 shares held by Mr. Rhee individually and 250,000 shares held by Rhee Enterprises L.P. Includes 1,219,167 shares subject to Loudcloud’s right of repurchase as of May 10, 2002 and 4,384 shares issuable upon exercise of outstanding options held by Mr. Rhee exercisable within 60 days of May 10, 2002.

(15)
Represents shares held by Benchmark Capital Management Co. IV, L.L.C., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P. and Benchmark Founders’ Fund IV-B, L.P. Information is based on the Schedule 13G filed with the Commission on or about February 13, 2002 by Benchmark Capital Management Co. IV, L.L.C. and related entities and individuals.

(16)	Information is based on Amendment No. 1 to Schedule 13G filed with the Commission on or about February 15, 2002 by Amerindo Investment Advisors, Inc.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

We have a classified Board currently consisting of one Class I director, Benjamin A. Horowitz, two Class II directors, Marc L. Andreessen and Andrew S. Rachleff, and two Class III directors, William V. Campbell and Michael S. Ovitz, who will serve until the annual meetings of stockholders to be held in 2004, 2002 and 2003, respectively, or until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates.

The nominees for election at the Annual Meeting to Class II of the Board are Marc L. Andreessen and Andrew S. Rachleff. If elected, Mr. Andreessen and Mr. Rachleff will serve as directors until the annual meeting in 2005, or until their respective successors are elected and qualified or until their earlier resignation or removal. The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Loudcloud’s nominees. In the event that either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy. We are not aware that either nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

Vote Required

If a quorum is present and voting, a plurality of the votes duly cast will be required to elect the nominees to the Board. Abstentions and “broker non-votes” are not counted in the election of directors.

Directors and Nominees

The following table sets forth certain information regarding our directors and the nominees for directors as of May 24, 2002:

Name	Age	Position	Director Since
Class II directors to be elected at the Annual Meeting:
Marc L. Andreessen(1)	30	Chairman of the Board of Directors	1999
Andrew S. Rachleff(1)(2)	43	Director	1999

Class III directors whose terms expire at the 2003 annual meeting of stockholders:
William V. Campbell(1)(2)	61	Director	2000
Michael S. Ovitz(2)	55	Director	2000

Class I director whose term expires at the 2005 annual meeting of stockholders:
Benjamin A. Horowitz	35	President, Chief Executive Officer and Director	1999

(1)	Member of Compensation Committee.
(2)	Member of Audit Committee.

There is no family relationship between any director or executive officer of Loudcloud.

Marc L. Andreessen is a co-founder of Loudcloud and has served as the Chairman of our board of directors since September 1999. Prior to co-founding Loudcloud, Mr. Andreessen served as Chief Technology Officer of America Online, Inc., a new media company, from February 1999 to September 1999. Mr. Andreessen was a co-founder of Netscape Communications Corporation, an open software provider, serving in various positions from April 1994 until March 1999, including Chief Technology Officer and Executive Vice President of Products. He served on Netscape’s board of directors from April 1994 until March 1999. Mr. Andreessen serves on the board of directors of CacheFlow, Inc. Mr. Andreessen holds a B.S. in computer science from the University of Illinois at Urbana-Champaign.

Andrew S. Rachleff has served as a director of Loudcloud since November 1999. In May 1995, Mr. Rachleff co-founded Benchmark Capital, a venture capital firm, and has served as a general partner since that time. Prior to co-founding Benchmark Capital, Mr. Rachleff spent ten years as a general partner with Merrill, Pickard, Anderson & Eyre, a venture capital firm. Mr. Rachleff also serves on the boards of directors of CacheFlow, Inc., Equinix, Inc., and several privately held companies. Mr. Rachleff holds a B.S. in economics from the University of Pennsylvania and an M.B.A. from the Stanford Graduate School of Business.

Benjamin A. Horowitz is a co-founder of Loudcloud and has served as our President and Chief Executive Officer and as a director since September 1999. Prior to co-founding Loudcloud, Mr. Horowitz served as Vice President and General Manager of the E-Commerce Platform division of America Online, Inc. from April 1999 to September 1999. From July 1995 to April 1999, Mr. Horowitz was a vice president at Netscape Communications. Mr. Horowitz serves on the board of directors of Mips Technologies, Inc. and Omnicell, Inc. Mr. Horowitz holds an M.S. in computer science from the University of California, Los Angeles and a B.S. in computer science from Columbia University.

William V. Campbell has served as a director of Loudcloud since August 2000. Mr. Campbell has served as Chairman of the Board of Intuit Inc., an electronic finance company, since August 1998 and served as Acting Chief Executive Officer from September 1999 until January 2000. Mr. Campbell also served as Intuit’s President and Chief Executive Officer from April 1994 through July 1998. Mr. Campbell also serves on the board of directors of SanDisk Corporation and Apple Computer, Inc. Mr. Campbell holds both a B.A. and an M.A. in economics from Columbia University.

Michael S. Ovitz has served as a director of Loudcloud since July 2000. Mr. Ovitz co-founded Creative Artists Agency, a talent representation company, and served as its Chairman from 1975 to 1995. In January 1999, Mr. Ovitz founded CKE Companies, which is comprised of four distinct companies: Artists Management Group, a talent representation company, Artists Production Group, a film production company, Artists Television Group, a television production company and Lynx Technology Group, a technology investment and consulting company. From January 1997 to December 1998, Mr. Ovitz was a self-employed private investor. From October 1995 to December 1996, Mr. Ovitz was President at The Walt Disney Company, an entertainment company. Mr. Ovitz currently serves as Chairman of the Executive Board of the UCLA Hospital and Medical Center. Mr. Ovitz serves on the Board of Directors of D.A.R.E. America and the Board of Advisors at the UCLA School of Theater, Film and Television. Mr. Ovitz also serves on the Board of Trustees of the Museum of Modern Art in New York City and is a member of the Council on Foreign Relations. Mr. Ovitz holds a B.A. in psychology from UCLA.

Board Meetings and Committees

The Board held a total of 14 meetings during the fiscal year ended January 31, 2002. Except as described below, no director who presently serves on the Board attended less than 75% of the meetings of the Board and committees thereof upon which such director served during the fiscal year ended January 31, 2002. Mr. Ovitz, a member of our audit committee, attended two of the three meetings held by our audit committee during the fiscal year ended January 31, 2002.

Our Board currently has two committees: an audit committee and a compensation committee. Our Board does not currently have a nominating committee or any committee performing such functions. Our audit committee consists of Mr. Campbell, Mr. Ovitz and Mr. Rachleff, each of whom we believe to be independent as defined under the National Association of Securities Dealers listing standards. The audit committee held a total of three meetings during the fiscal year ended January 31, 2002. Prior to March 8, 2001, the date our initial public offering became effective, the Board provided oversight of our independent auditors and reviewed the preparation of our audited financial statements. The audit committee makes recommendations to our Board regarding the selection of independent auditors. In addition, the audit committee reviews the results and scope of audit and other services provided by our independent auditors and reviews the accounting principles and auditing practices and procedures to be used for our financial statements, the financial reporting process and monitors the internal control systems and practices.

The compensation committee consists of Mr. Andreessen, Mr. Campbell and Mr. Rachleff. The compensation committee held a total of four meetings during the fiscal year ended January 31, 2002. Prior to March 8, 2001, the date our initial public offering became effective, the Board performed the functions that the compensation committee would have performed. The compensation committee approves stock compensation of our executive offers and makes recommendations to the Board regarding stock plans and the compensation of officers and other managerial employees. Other than Mr. Andreessen, no other officers or employees participated in the deliberations of the compensation committee concerning executive officer compensation.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 31, 2002, Mr. Andreessen was an employee of Loudcloud. No interlocking relationship exists, or has existed in the past, between the Board or compensation committee and the Board or compensation committee of any other company.

The Board unanimously recommends voting “For” the election of Marc L. Andreessen and Andrew S. Rachleff to Class II of the Board.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board has selected Ernst & Young LLP, independent auditors, to audit the financial statements of Loudcloud for the fiscal year ending January 31, 2003, and recommends that stockholders vote for ratification of such appointment. Although action by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board feels that such a change would be in the best interests of Loudcloud and its stockholders. In the event of a negative vote on ratification, the Board will reconsider its selection.

Ernst & Young LLP has audited Loudcloud’s financial statements annually since January 2000. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

FEES BILLED TO COMPANY BY ERNST & YOUNG LLP DURING
THE FISCAL YEAR ENDED JANUARY 31, 2002

Audit Fees

Audit fees billed to Loudcloud by Ernst & Young LLP during the fiscal year ended January 31, 2002, for the audit of Loudcloud’s annual financial statements included on Form 10-K and review of those financial statements included in our quarterly reports on Form 10-Q totaled approximately $168,000.

Financial Information Systems Design and Implementation Fees

We did not engage Ernst & Young LLP to provide advice to us regarding financial information systems design and implementation during the fiscal year ended January 31, 2002.

All Other Fees

Fees billed to us by Ernst & Young LLP during our fiscal year ended January 31, 2002 for all other non-audit services rendered to us, including accounting advice, tax services and advice relating to our SAS 70 recertification totaled approximately $169,000. The audit committee of the Board has determined that the accounting advice, tax services and advice relating to our SAS 70 recertification provided by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP’s independence.

The Board unanimously recommends voting “For” the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending January 31, 2003.

Executive Compensation

The following table sets forth summary information concerning compensation earned by or paid to our Chief Executive Officer and our four most highly compensated executive officers during the fiscal year ended January 31, 2002 for services rendered in all capacities to us during our fiscal year ended January 31, 2002, during our fiscal year ended January 31, 2001 and during the period from inception in September 1999 to January 31, 2000. These individuals are referred to as the “named executive officers.” Other than the salary and bonus described below, we did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of that executive officer’s salary and bonus during either the fiscal year ended January 31, 2002, during our fiscal year ended January 31, 2001 or during the period from inception to January 31, 2000.

Summary Compensation Table

	Fiscal Year(1)	Annual Compensation			Long-Term Compensation
					Awards
					Securities Underlying
Name and Principal Position		Salary	Bonus		Options
Benjamin A. Horowitz President and Chief Executive Officer	2002 2001 2000	$250,000 210,000 35,000	$50,000 — —		1,000,750 500,000 —

Shellye L. Archambeau(2) Chief Marketing Officer and Executive Vice President of Sales	2002	245,578	218,400	(3)	1,000,750

James T. Dimitriou(4) Executive Vice President of Customer Operations	2002 2001	400,000 275,898	— 50,000	(5)	700,750 —

John L. O’Farrell(6) Executive Vice President of Business Development	2002	241,667	150,000	(7)	700,750

Roderick M. Sherwood III(8) Executive Vice President and Chief Financial Officer	2002 2001	319,904 119,872	49,587 225,000	(9) (10)	350,750 —

(1)	Fiscal year 2000 represents the period from inception to January 31, 2000.
(2)	Ms. Archambeau commenced her employment with us in March 2001.
(3)	Represents a one-time bonus paid upon commencement of Ms. Archambeau’s employment and payment of apartment rental expenses.
(4)	Mr. Dimitriou commenced his employment with us in May 2000.
(5)	Represents a one-time bonus paid upon commencement of Mr. Dimitriou’s employment.
(6)	Mr. O’Farrell commenced his employment with us in March 2001.
(7)	Represents a one-time bonus paid upon commencement of Mr. O’Farrell’s employment.
(8)	Mr. Sherwood commenced his employment with us in June 2000.
(9)	Represents payment of apartment rental expenses.
(10)	Represents a one-time bonus paid upon commencement of Mr. Sherwood’s employment.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock option grants made to the named executive officers during the fiscal year ended January 31, 2002.

	Number of Shares	% of Total Options Granted to Employees in Fiscal		Exercise Price Per Share		Expiration Date	Potential Realized Value at Assumed Annual rates of Stock Price Appreciation for Option Term(2)
		Year(1)					5%		10%
Benjamin A. Horowitz	1,000,000 750	8.1 *	%	$ $	3.68 3.68	December 3, 2011 December 3, 2011	$ $	2,313,531 1,735	$ $	5,862,480 4,397

Shellye L. Archambeau	550,000 450,000 750	4.4 3.6 *	% %	$ $ $	6.00 1.86 3.68	March 7, 2011 August 27, 2011 December 3, 2011	$ $ $	2,074,634 526,203 1,735	$ $ $	5,257,115 1,333,396 4,397

James T. Dimitriou	300,000 200,000 200,000 750	2.4 1.6 1.6 *	% % %	$ $ $ $	1.85 4.20 1.46 3.68	October 10, 2011 May 15, 2011 September 18, 2011 December 3, 2011	$ $ $ $	348,916 528,089 183,574 1,735	$ $ $ $	884,151 1,338,175 465,175 4,397

John L. O’Farrell	600,000 100,000 750	5.3 0.8 *	% %	$ $ $	6.00 1.46 3.68	March 7, 2011 September 18, 2011 December 3, 2011	$ $ $	2,263,237 91,787 1,735	$ $ $	5,735,035 232,588 4,397

Roderick M. Sherwood III	350,000 750	2.8 *	%	$ $	2.02 3.68	June 25, 2011 December 3, 2011	$ $	444,475 1,735	$ $	1,126,397 4,397

*	Represents less than 1% of the total options granted to employees during the fiscal year.
(1)
Options to purchase a total of 12,377,316 shares were granted to employees during the fiscal year ended January 31, 2002. During the fiscal year ended Jaunary 31, 2002, 5,081,062 shares were returned to our stock plans as a result of employee terminations.

(2)
The assumed 5% and 10% annual rates of stock price appreciation from the date of grant to the end of the option term are provided in accordance with rules of the Commission and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holder’s continued employment through the vesting period.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information regarding unexercised stock options held as of January 31, 2002 by each of the named executive officers. No stock options were exercised by named executive officers during the fiscal year ended January 31, 2002.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Benjamin A. Horowitz	166,618	1,334,132	$0	$0
Shellye L. Archambeau	46,906	953,844	$75,000	$645,000
James T. Dimitriou	18,781	681,969	$30,188	$852,813
John L. O’Farrell	31	700,719	$0	$200,000
Roderick M. Sherwood III	31	350,719	$0	$504,000

(1)	Calculated based on the January 31, 2002 closing price of $3.46 per share as reported on the Nasdaq National Market.

Change of Control and Severance Arrangements

Each of our 1999 Stock Plan, 2000 Stock Plan and 2000 Incentive Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right, except for the options granted to our outside directors under the 2000 Incentive Stock Plan. If the outstanding options or stock purchase rights are not assumed or substituted for, the optionee will be notified that his or her options or stock purchase rights will be fully exercisable as to all optioned stock, including shares that would not otherwise be vested and exercisable, for a specified period from the date of such notice. The option or purchase right will terminate at the end of the specified period. In the event the employee has a separate change of control arrangement with us that is more favorable than the one in our plans, the more favorable change of control arrangement will prevail according to its terms.

All of our stock option agreements and restricted stock purchase agreements entered into after September 19, 2001 under our 2000 Incentive Stock Plan provide that in the event that an optionee or purchaser, respectively, is involuntary terminated without cause within two years of a change of control or is terminated due to a work force reduction or job elimination, the vesting schedule of the option or stock purchase right will be modified such that, generally, one forty-eighth of the shares subject to the option or purchase right will be deemed to have vested each month after the vesting commencement date. In addition, the period of exercisability will be extended to one year from the date of such termination.

Marc L. Andreessen.    In December 2001, Mr. Andreessen was granted an option to purchase 1,000,000 shares of our common stock at an exercise price of $3.68 per share. The option vests and becomes exercisable as to one forty-eighth of the shares one month after the option grant and one forty-eighth of the shares each month thereafter. Upon a change of control, the vesting and exercisability of the option will be accelerated as to 50% of the shares subject to the option that have not vested at such time and an additional one twenty-fourth of the shares subject to the option that have not vested at such time will vest and become exercisable each month following the change of control. In addition, upon a termination of employment without cause, the vesting and exercisability of the option will be accelerated in full.

Benjamin A. Horowitz.    In October 1999, Mr. Horowitz purchased 4,060,000 shares of our common stock at a purchase price of $0.002 per share. These shares are subject to a right of repurchase that lapses over a four-year period and lapsed as to one-fourth of these shares on October 14, 2000 with the repurchase right lapsing ratably monthly after that date. Upon a change of control, the lapsing of our repurchase right will be accelerated and at least 50% of the common stock purchased under the restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of employment without cause, our right of repurchase will lapse as to all of the common stock subject to repurchase under the restricted stock purchase agreement.

In November 2000, Mr. Horowitz was granted an option to purchase 500,000 shares of our common stock at an exercise price of $18.00 per share. In December 2001, Mr. Horowitz was granted an option to purchase 1,000,000 shares of our common stock at an exercise price of $3.68 per share. The option subject to each grant vests and becomes exercisable as to twenty-five percent of the shares on the first anniversary of the option grant and one forty-eighth of the shares each month thereafter. Upon a change of control, the vesting and exercisability of the options will be accelerated as to 50% of the shares subject to the option that have not vested at such time and an additional one twenty-fourth of the shares subject to the option that have not vested at such time will vest and become exercisable each month following the change of control. In addition, upon a termination of employment without cause, the vesting and exercisability of the options will be accelerated in full.

Roderick M. Sherwood III.    In June 2000, Mr. Sherwood purchased 734,481 shares of our common stock at a purchase price of $1.20 per share pursuant to a restricted stock purchase agreement, and, in August 2000, he purchased 120,167 shares of common stock at a purchase price of $3.60 per share pursuant to a restricted stock purchase agreement. The shares purchased by Mr. Sherwood are subject to a right of repurchase that lapses over a four-year period and lapses as to one-fourth of these shares on the first anniversary of the purchase date with the repurchase right lapsing ratably monthly after that date. Upon an involuntary termination of Mr. Sherwood’s employment without cause within twelve months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under the restricted stock purchase agreement.

In June 2001, Mr. Sherwood was granted an option to purchase 350,000 shares of our common stock at an exercise price of $2.02 per share. The option vests and becomes exercisable as to twenty-five percent of the shares on the first anniversary of the option grant and one forty-eighth of the shares each month thereafter. Upon an involuntary termination of Mr. Sherwood’s employment without cause within twelve months of a change of control, the vesting and exercisability of the option will be accelerated in full.

Shellye L. Archambeau.    In March 2001, Ms. Archambeau was granted an option to purchase 550,000 shares of our common stock at an exercise price of $6.00 per share. The option vests and becomes exercisable as to twenty-five percent of the shares on the first anniversary of the option grant and one forty-eighth of the shares each month thereafter. In August 2001, Ms. Archambeau was granted an option to purchase 450,000 shares of our common stock at an exercise price of $1.86 per share. The option vests and becomes exercisable as to one forty-eighth of the shares one month after the option grant and one forty-eighth of the shares each month thereafter. Upon an involuntary termination of Ms. Archambeau’s employment without cause within twelve months of a change of control, the vesting and exercisability of the options will be accelerated in full.

John L. O’Farrell.    In March 2001, Mr. O’Farrell was granted an option to purchase 600,000 shares of our common stock at an exercise price of $6.00 per share. The option vests and becomes exercisable as to twenty-five percent of the shares on the first anniversary of the option grant and one forty-eighth of the shares each month thereafter. Upon an involuntary termination of Mr. O’Farrell’s employment without cause within twelve months of a change of control, the vesting and exercisability of the option will be accelerated in full. In addition, upon an involuntary or constructive termination of Mr. O’Farrell’s employment without cause, Mr. O’Farrell will receive a lump sum cash payment equal to twelve months of his then current monthly salary and a cash payment equal to the value of his benefits for a period of twelve months.

Directors’ Compensation

Except for the grant of stock options and stock purchase rights, we do not currently compensate our directors for their services as directors. Directors who are employees of Loudcloud are eligible to participate in our 2000 Incentive Stock Plan and our 2000 Employee Stock Purchase Plan. We also reimburse each member of our Board for out-of-pocket expenses incurred in connection with attending board and board committee meetings.

In addition, the Board has approved our Director Option Program, which is part of our 2000 Incentive Stock Plan. Our Director Option Program provides for the periodic grant of nonstatutory stock options to non-employee directors. All grants of options to non-employee directors under the Director Option Program are automatic. Any new director shall be granted an option to purchase 50,000 shares when that person first becomes a non-employee director, except for those directors who become non-employee directors by ceasing to be employee directors. Twenty-five percent of the shares subject to the option become exercisable on the first anniversary of the date of grant, and one forty-eighth of the shares subject to the option vest each month thereafter, provided the individual remains an outside director on those dates.

Each outside director shall automatically be granted an option to purchase 25,000 shares on each annual meeting of our stockholders that will occur after the end of our fiscal year, if immediately after the meeting, he or she shall continue to serve on the Board and has been a director for at least six months prior to the annual stockholders meeting. Twenty-five percent of the shares subject to the annual options become exercisable on the first anniversary of the date of grant, and one forty-eighth of the shares subject to the annual options vest each month thereafter, provided the individual remains an outside director on those dates.

All options granted under our Director Option Program have a term of ten years and an exercise price equal to fair market value on the date of grant. After termination as a non-employee director with us, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its term. A non-employee director may not transfer options granted under our Director Option Program other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

In the event of our merger with or into another corporation or a sale of substantially all of our assets, all of the outstanding options granted pursuant to the Director Option Program become fully vested and exercisable.

Report of the Compensation Committee Regarding Compensation

The following is the report of the compensation committee with respect to the compensation paid to our executive officers during the fiscal year ended January 31, 2002. Actual compensation earned during the fiscal year ended January 31, 2002 by the named executive officers is shown in the Summary Compensation Table above under “Executive Compensation.”

Introduction

During the fiscal year ended January 31, 2002, the Board and compensation committee established our general compensation policies, and established the compensation plans and specific compensation levels for executive officers. The Board and compensation committee strove to ensure that the our executive compensation programs will enable us to attract and retain key people and motivate them to achieve or exceed certain of our key objectives.

Compensation Programs

Base Salary.    The Board and the compensation committee established base salaries for executive officers. Base pay increases vary according to individual contributions to our success and comparisons to similar positions within Loudcloud and at other comparable companies.

Bonuses.    We have not established a formal bonus program for our executive officers.

Stock Options.    The compensation committee believes that stock options provide substantial incentive to officers to work towards maximizing stockholder value. The compensation committee views stock options as one of the more important components of our long-term, performance-based compensation philosophy. These options are provided through initial grants at or near the date of hire and through subsequent periodic grants. We generally grant options that become exercisable over a four year period as a means of encouraging executives and other employees to remain with us and to promote our success. Options granted by us to our executive officers and other employees generally have exercise prices equal to the fair market value at the time of grant. This approach is designed to focus executives on the enhancement of stockholder value over the long term and encourage equity ownership in Loudcloud. Options vest and become exercisable at such time as determined by the compensation committee. The initial option grant is designed to be competitive with those of comparable companies for the level of the job that the executive holds and to motivate the executive to make the kind of decisions and implement strategies and programs that will contribute to an increase in our stock price over time. Periodic additional stock options within the comparable range for the job are granted to reflect the executives’ ongoing contributions to Loudcloud, to create an incentive to remain at Loudcloud and to provide a long-term incentive to achieve or exceed our financial goals.

Other.    In addition to the foregoing, executive officers are able to participate in compensation and benefit plans available to all employees, such as participation in both our 401(k) retirement plan and employee stock purchase plan. We do not make matching contributions to either the 401(k) or employee stock purchase plans.

Compensation Limitations

We have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Under Section 162(m) of the Internal Revenue Code, adopted in August 1993, and regulations adopted thereunder by the Internal Revenue Service, publicly-held companies may be precluded from deducting certain compensation paid to an executive officer in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval, are satisfied. We plan to take actions, as necessary, to ensure that our stock option plans and executive annual cash bonus plans qualify for exclusion.

Compensation for the Chief Executive Officer

Benjamin A. Horowitz, a founder of Loudcloud, is the Chief Executive Officer, President and a director. The compensation committee’s criteria for determining Mr. Horowitz’s compensation were driven by several factors: the competitive marketplace, our position in the rapidly evolving technology sector in which we operate, his relative ownership interest in Loudcloud and, most importantly, his performance.

The compensation committee believes that Mr. Horowitz’s performance throughout the fiscal year ended January 31, 2002 was outstanding. In the fiscal year ended January 31, 2002, Mr. Horowitz received a cash bonus of $50,000 in recognition of his contributions during the fiscal year. Mr. Horowitz continues to demonstrate highly effective leadership.

The terms of Mr. Horowitz’s restricted stock purchase agreement, including provisions for accelerated of vesting, are described in the section entitled, “Change of Control and Severance Arrangements.” In addition, the terms of Mr. Horowitz’s option agreements are discussed in the section entitled, “Option Grants in Last Fiscal Year.”

Re	spectfully Submitted by:

Ma	rc L. Andreessen
Wi	lliam V. Campbell
An	drew S. Rachleff

Report of the Audit Committee of the Board of Directors

Management is responsible for Loudcloud’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Loudcloud’s independent public accountants are responsible for auditing those financial statements. The audit committee of the Board monitors and reviews these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the audit committee has relied on (a) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, and (b) the representations of the independent public accountants included in their report on Loudcloud’s financial statements.

The following is the report of the audit committee of the Board. The audit committee reviewed and discussed the audited financial statements of Loudcloud for the fiscal year ended January 31, 2002 with management. In addition, the audit committee has discussed with Ernst & Young LLP, Loudcloud’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The audit committee has also received the written disclosures and the letter from Ernst & Young LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the audit committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the audit committee’s review of the matters noted above and its discussions with Loudcloud’s independent auditors and Loudcloud’s management, the audit committee recommended to the Board that the financial statements be included in Loudcloud’s Annual Report on Form 10-K.

This report has been provided by William V. Campbell, Michael S. Ovitz and Andrew S. Rachleff, the members of the Audit Committee.

Re	spectfully Submitted by:

Wi	lliam V. Campbell
Mi	chael S. Ovitz
An	drew S. Rachleff

The information contained above under the captions “Report of the Audit Committee of the Board of Directors” and “Report of the Compensation Committee Regarding Compensation” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Loudcloud specifically incorporates it by reference into such filing.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the percentage change in the cumulative return to our stockholders with the cumulative return of the Nasdaq Stock Market (U.S.) Composite Index and of the Inter@active Week Internet Index for the period commencing March 9, 2001, the date our common stock began trading on the Nasdaq National Market in connection with our initial public offering, and ending on January 31, 2002.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG LOUDCLOUD, INC.,
THE NASDAQ STOCK MARKET (U.S.) COMPOSITE INDEX AND
THE INTER@ACTIVE WEEK INTERNET INDEX

*	$100 Invested on 3/9/01 in stock or index—including reinvestment of dividends. Fiscal year ending January 31.

	Cumulative Total Return
	3/9/2001	4/30/2001	7/31/2001	10/31/2001	1/31/2002
Loudcloud, Inc.	$100.00	$95.78	$31.98	$32.31	$56.17
Nasdaq Stock Market (U.S.) Composite Index	$100.00	$103.09	$98.75	$82.34	$94.22
Inter@active Week Internet Index	$100.00	$102.30	$86.24	$61.45	$70.52

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us, we believe that during our fiscal year ended January 31, 2002 all the reporting persons complied with the filing requirements.

Certain Relationships and Related Transactions

During the fiscal year ended January 31, 2002, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of the our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

Indebtedness of Management

In June 2000, in connection with Roderick M. Sherwood III’s purchase of 734,481 shares of our common stock, we loaned Mr. Sherwood $881,377 under a secured full recourse promissory note with an annual interest rate of 6.25% compounded annually. Principal and interest on the note are due and payable on June 22, 2004. In addition, in August 2000, in connection with Mr. Sherwood’s purchase of 120,167 shares of common stock, we loaned Mr. Sherwood $432,599 under a secured full recourse promissory note with an annual interest rate of 6.25% compounded annually. Principal and interest on the note are due and payable on August 24, 2004. The notes also provide that we may accelerate payment of the amounts outstanding under the loans in the event that he ceases to be an employee or consultant to us.

In May 2000, in connection with James T. Dimitriou’s purchase of 200,000 shares of our common stock, we loaned Mr. Dimitriou $160,000 under a secured full recourse promissory note with an annual interest rate of 6.25% compounded annually. Principal and interest on the note become due and payable on May 10, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event that he ceases to be an employee or consultant to us.

In May 2000, in connection with Michael I. Green’s purchase of 1,100,000 shares of our common stock, we loaned Mr. Green $880,000 under a secured full recourse promissory note with an annual interest rate of 6.25% compounded annually. Principal and interest on the note were to become due and payable on May 10, 2004. The note also provided that we may accelerate payment of the amounts outstanding under the loan in the event that he ceased to be an employee or consultant to us. In connection with Mr. Green’s retirement from his position at Loudcloud in May 2001, we exercised our right to repurchase those shares that had not vested at such time and accelerated the payment of the remaining principal and accrued interest due under the loan. Mr. Green repaid all such remaining principal and accrued interest due under this note in May 2001.

It is our current policy that all transactions between us and our officers, directors, 5% stockholders and their affiliates will be entered into only if these transactions are approved by a majority of the disinterested directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

Stock Option Grants to Certain Directors

Michael S. Ovitz received an option to purchase 50,000 shares of our common stock at an exercise price of $2.02 in June 2001. This option is subject to vesting over a four-year period.

Marc L. Andreessen received options to purchase an aggregate of 1,000,750 shares of our common stock at an exercise price of $3.68 per share in December 2001. These options are subject to vesting over a four-year period.

Indemnification

We have entered into indemnification agreements with each of our directors and officers. Such indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Conflict of Interest Policy

We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of the independent and disinterested outside directors on the Board approve all future transactions between us and our officers, directors, principal stockholders and their affiliates. Such transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested outside directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend.

BY	ORDER OF THE BOARD OF DIRECTORS

Jor	dan J. Breslow
General Counsel and Secretary

Sunnyvale, California
May 24, 2002

LOUDCLOUD

599 NORTH MATHILDA AVENUE
SUNNYVALE, CALIFORNIA 94085

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LOUDCLOUD, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 25, 2002

The undersigned hereby constitutes and appoints Marc L. Andreessen and Benjamin A. Horowitz, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders to be held at the Four Points Sheraton Sunnyvale, 1250 Lakeside Drive, Sunnyvale, California, on Tuesday, June 25, 2002 at 9:30 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

(TO BE CONTINUED AND SIGNED ON REVERSE SIDE.)

Please date, sign and mail your proxy card as soon as possible.

Annual Meeting of Stockholders of
LOUDCLOUD, INC.

June 25, 2002

\/    Please Detach and Mail in the Envelope Provided    \/

A ☒	Please mark your votes as in this example.

1. ELECTION OF THE NOMINEES LISTED AT RIGHT TO THE LOUDCLOUD, INC. BOARD OF DIRECTORS.	IN FAVOR OF NOMINEES ☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES ☐	Nominees: Marc L. Andreessen Andrew S. Rachleff

FOR all nominees, except authority withheld to vote for the following nominee(s):

2. RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING JANUARY 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted IN FAVOR of the election of the directors named in this proxy card and FOR Proposals 2 and 3.

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT FOR THE JUNE 25, 2002 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Signature(s):	Stockholder Printed Name(s):	Date:

NOTE:
Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. If a corporation, please sign in full corporate name as President or other authorized officer. If a partnership, please sign in partnership name by authorized person.